DISTRIBUTION, MARKETING, FACILITIES, and SERVICES AGREEMENT
           -----------------------------------------------------------

         This DISTRIBUTION, MARKETING, FACILITIES, SERVICES AGREEMENT (the "Agreement") is entered into as of May 31, 1998, between INTUIT LENDER SERVICES, INC., a Delaware corporation with its principal place of business at 2535 Garcia Avenue, Mountain View, CA 94043 ("ILSI"), and FIRST MORTGAGE NETWORK, INC., a Florida corporation with its principal place of business at 8751 Broward Blvd, Plantation, FL, 33324 ("FMN").

                                   WITNESSETH:
                                   -----------

         WHEREAS, ILSI owns and operates the QuickenMortgage(R) website located at (the "Website"), through which consumers can shop for loans, prequalify and apply for mortgage loans with various lenders online;

         WHEREAS, ILSI has agreements with various lenders obligating ILSI to: display and advertise the loan products of such lenders through the Website; counsel and prequalify applicants; receive and transmit mortgage loan applications electronically; and provide other goods and facilities and perform various other services for lenders;

         WHEREAS, FMN is in the business of providing mortgage loan underwriting and origination support services to mortgage loan brokers and lenders;

         WHEREAS, FMN is or will become, prior to performing its duties under this Agreement, an approved loan correspondent for various mortgage lenders, with an adequate facility enabling it to fund and close mortgage loans in its name as creditor;

         WHEREAS, ILSI has entered into technology and distribution agreements with various companies to draw consumer traffic to the Website and facilitate consumer navigation through mortgage loan financing and related sites;

         WHEREAS, ILSI wishes to improve the speed, process, and customer satisfaction associated with consumers' use of its proprietary mortgage marketspace, known as QuickenMortgage, by engaging FMN to perform loan origination and related tasks for some or all of the lenders participating in QuickenMortgage;

         WHEREAS, ILSI and FMN desire to work together to originate, underwrite and close mortgage loans that have been initiated through Inquiries, Prequalifications, Short Applications and Enhanced Applications, as defined herein ("ILSI Loans"), for sale by them, individually or together, in secondary market transactions to participating lenders (the "Participating Lenders").

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                          ILSI SERVICES AND FACILITIES

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

         ILSI shall perform the following services and provide the following facilities in connection with ILSI Loans:

         1.1 Marketing. ILSI shall use commercially reasonable efforts, using such methods and distribution channels as it deems advisable, to advertise and market the Website to increase the number of Participating Lenders served by the Website, the number of borrowers using the Website, and the number and variety of loan products available on the Website.

         1.2 Inquiry. Through a simple question-and-answer format, ILSI shall collect information consisting of the name, address, income, assets and liabilities of potential borrowers. Alternatively, potential borrowers may supply a subset of the above information to ILSI by telephone or through e-mail. (The information obtained at this stage is called an "Inquiry" or, if more than one, "Inquiries").

         1.3 Prequalifications. Using the information gathered during the Inquiry stage, as well as additional information that may be gathered on the Website, and using its proprietary or licensed software, ILSI shall (i) analyze the prospective borrower's income and debt, (ii) educate the prospective borrower about the homebuying and financing process, (iii) advise the prospective borrower about different types of loans available through the Website, and (iv) prequalify the prospective borrower for the loan or loans chosen by him or her ("Prequalification" or, if more than one, "Prequalifications"). Other services shall be provided as part of Prequalification; these services may be accessed by the prospective borrower at his or her option, and include linkages to the Participating Lenders' home pages and websites and linkages to other websites related to mortgage financing.

         1.4 Short Application. Following Inquiry and/or Prequalification, ILSI shall (i) assist the prospective borrower in understanding and clearing any credit problems; (ii) assist the prospective borrower in completing an abbreviated loan application form; (iii) provide the initial good faith estimate of closing costs ("GFE") and other required federal and state disclosures; (iv) provide a contact point during the loan application process for the prospective borrower to check the progress of the loan application; (v) identify for prospective borrowers the necessary financial documentation to be assembled in support of the application; and (vi) collect credit card information to facilitate the ordering of property appraisals and consumer credit reports (if deemed appropriate) (collectively "Short Application"). ILSI shall transmit the loan application information gathered during the Inquiry through Short Application stages to FMN for further processing as described in Article II below.

         1.5 Enhanced Application. ILSI shall assist in collecting information from the borrower to complete the FNMA/FHLMC Form 1003 loan application form ("Form 1003"), provide facilities and software to enable ILSI and FMN to obtain credit reports online, perform automated underwriting, order appraisal reports online, conduct home valuation using automated tools, create and send required verification letters, and perform other ancillary services and provide additional items as deemed appropriate by the parties ("Enhanced Application").

         1.6 Software Support. ILSI shall provide various facilities including software engineering and operations resources to assist the parties in performing the services described in this Agreement, including, without limitation, (i) building a temporary interface between FMN and the Website by July 15, 1998, or as soon thereafter as practicable; (ii) building an interface between the FMN CLOser(R) system, which is described in Section 2.5(a) (the "FMN CLOser(R)"), and the Website database by October 15, 1998; (iii) providing a means for FMN to access loan products and pricing on the Website or through a similar web-based application created by ILSI; (iv) building and maintaining communication tools to enable loan processors to communicate efficiently with loan applicants; and (v) developing, maintaining and continuing to enhance other software productivity tools as needed for the optimal operation of the loan origination, borrower counseling, loan processing and loan underwriting efforts of ILSI and FMN.

         1.7 Customer Support. ILSI shall provide customer support through the Website and call centers for prospective borrowers who have questions about the site and other general questions that are not specific to any loan. ILSI will provide, through the Website and/or other means, in its discretion, customer disclosures concerning the participation of FMN in ILSI Loan transactions as it deems necessary and desirable to fully comply with all legal obligations applicable to the Website and the parties, including affiliated business arrangement disclosures under RESPA, and disclosures concerning the source of funding of ILSI Loans.

         1.8 Employee and Software Sharing. ILSI and FMN shall share employees and software tools as appropriate for processing loan applications, including, without limitation, employees and tools to order and analyze flood certifications, inspections, engineering reports, property appraisals and credit reports.

                                   ARTICLE II
                          FMN'S SERVICES AND FACILITIES

         This Agreement contemplates that FMN will initially act as loan correspondent for Participating Lenders who offer mortgage loans on the Website. This Agreement does not, however, preclude ILSI or FMN from establishing wholesale relationships in the future, with either the Participating Lenders or other lenders. In connection with ILSI Loans that are transmitted to FMN for processing initially, FMN shall perform the following services and provide the following facilities:

         2.1 Status Updates. ILSI Loans may be transmitted to FMN for further processing at any stage of the application process. Thus, either or both FMN and ILSI may conduct specific processing tasks for ILSI Loans prior to closing and funding; however, the parties agree to work together to ensure that the services provided are not duplicative. Once an ILSI Loan has been transmitted to FMN, FMN shall update the processing system and/or the Website database with the status of the loan processing as agreed between ILSI and FMN but at a minimum wherever indicated below. Furthermore, as soon as possible, FMN will begin to notify the borrower of all status changes as they occur and will work with ILSI to create an automated system that will update the Website with such status changes and transmit electronic messages to borrowers by October 15, 1998.

         2.2 Origination. The parties acknowledge and agree that an essential element of successful loan origination, particularly online loan origination via the Website, involves making timely contact with prospective borrowers. To that end, earlier and faster initial and subsequent communications between the loan originator and the prospective borrower are more likely to result in completed applications and eventual closed loans. The parties therefore agree that time is of the essence in all processing tasks involving communications with prospective borrowers, and that prompt communications are an essential element of the origination task for which FMN is engaged. FMN shall maintain its status as an approved loan correspondent of the Participating Lenders, and shall demonstrate and confirm that status to ILSI upon request.

         FMN shall perform the following origination services with respect to ILSI Loan applications or Inquiries that are transmitted to FMN by ILSI:

         (a) Response to Prospective Borrowers. Respond to submissions by prospective borrowers and finalize loan applications as appropriate for each Stage described in (i) to (iv) below:

                  (i) Inquiry Stage. Respond to Inquiries submitted through the Website or ILSI call centers. If prequalification was not requested through the Website, analyze Inquiry data, send out prequalification notices and encourage borrower to submit an application;

                  (ii) Prequalification Stage. Send out prequalification notices to prospective borrowers; provide those prospective borrowers who prequalified for a particular loan or loans through the Website with personalized on-line prequalification letters; follow up with prospective borrowers; and encourage them to submit an application for the selected ILSI Loan. Where the borrower has selected an ILSI Loan that is not appropriate for the borrower, assist the borrower in choosing a different ILSI Loan;

                  (iii) Short Application Stage. Confirm to the prospective borrowers the receipt of the Short Application and assist him or her in finalizing the application as needed;

                  (iv) Enhanced Application Stage. Confirm receipt of the Enhanced Application and assist the prospective borrower in finalizing the application as needed;

         (b) Re-Qualify, Verify, Amend or Modify Information. At the request of a prospective borrower, re-qualify the prospective borrower for the same or another loan, based on change of circumstances, change of preferences, or for other reasons, and answer questions concerning information submitted on Prequalification, Short Application or Enhanced Application screens.

         (c) Credit Report Ordering/Review. Check credit history of borrower as appropriate, including review of any credit scoring data.

         (d) Commitments. Prepare and send out commitment letters in the name of the creditor, and/or collect commitment fees, application fees or deposits toward closing costs, as appropriate.

         (e) Loan Application Package Preparation. Prepare completed loan application packages and send them to borrowers via overnight courier, electronically, or other means. The loan application package shall include all data provided by borrowers, itemization of information outstanding, including, without limitation, Form 1003, GFE, disclosures, Truth-in-Lending statements and other disclosures required by law to be furnished by creditors, and instructions.

         (f) Borrower Support. Answer any borrower questions concerning the loan application package and the ILSI Loan.

         (g) Transfer to Processing. Ensure that transmission of ILSI Loans from ILSI to FMN (and within teams at FMN) is a smooth process from the perspective of the prospective borrower, with the required degree of communication between all parties.

         2.3 Processing and Underwriting. FMN shall process and arrange for underwriting for all ILSI Loan applications.

         (a) Processing. In connection with processing, FMN shall provide the following services:

                  (i) Appraisal. FMN shall engage an appraisal firm and ensure that the property appraisal is performed in a timely manner. FMN's call center representative shall update the processing system and the Website database with the status of the appraisal;

                  (ii) Verifications. FMN shall maintain frequent contact with the loan applicant to collect verifications of employment (VOE), income (VOI), assets, and debt, including mortgage debt (VOM). FMN shall update the processing system, the Website database and the loan application data with the status of all verifications;

                  (iii) Underwriting. FMN or its designee shall underwrite the completed loan package and update the processing system and the Website database with the underwriting decision. FMN shall call the applicant to inform him/her of the underwriting decision. FMN shall send the loan applicant an adverse action letter under the Equal Credit Opportunity Act ("ECOA") if appropriate;

                  (iv) Flood, Tax, Ancillary Services. FMN shall order flood certifications, tax service and other ancillary services as needed. FMN shall update the processing system and the Website database with the status of such services;

                  (v) Title. FMN shall assist borrowers to engage a reputable title firm and follow through to ensure that the title search is completed and insurance is issued. FMN shall update the processing system and Website database with the status of title and insurance;

                  (vi) Escrow. FMN shall engage a reputable escrow firm and arrange for escrow services pending closing and sale of ILSI Loans as described below. FMN shall update the processing system and Website database with the status of the escrow.

         (b) Pricing of Ancillary Services. FMN shall obtain pricing for the ancillary services listed in Section 2.3(a) and any other third party services required, which pricing is at least as competitive, for a comparably priced loan, as the aggregate fees charged by the Index Group of lenders as defined in Appendix A to this Agreement, for similar services. FMN further agrees that it will pass through to the borrowers third party fees that are customarily reimbursed by borrowers with no mark-up of any kind, nor will FMN receive directly or indirectly any monetary or in-kind benefit from the providers of such ancillary services, except as described in Section 2.3(c) below. ILSI and FMN will cooperate with each other to negotiate the lowest pricing for such ancillary services without jeopardizing the quality of service to the borrower or to the lenders who require such services.

         (c) Third Party Servicer Provider Entity. ILSI and FMN may, in the future and pursuant to a separate agreement, form a separate entity (a limited liability company, joint venture or other entity), either by themselves or with one or more service providers, to provide, in connection with ILSI Loans, some or all of the ancillary services described in Section 2.3(a). If ILSI and FMN form such an entity, they shall share any resulting profits and expenses in accordance to their respective ownership interests in the new entity. Each party will offer the other the right to participate in up to 50% of the ownership of such new entity. In the event a party offered participation declines to participate, the other party may proceed with the formation of such an entity and the provision of ancillary services, so long as the services are priced competitively with those charged by the Index Group, as described in 2.3(b) above. A party that declines to participate in the new entity at its formation may participate thereafter, provided it purchases ownership interests in the entity at its then-current fair market value, as determined by an independent public accountant chosen by the parties.

         If applicable, any entity formed by the parties pursuant to this
Section 2.3(c) shall comply with the rules governing affiliated business arrangements, as defined in the Real Estate Settlement Procedures Act (RESPA) and the regulations adopted thereunder.

         (d) Negotiating Loan Pricing. FMN shall use its best efforts to negotiate the lowest correspondent pricing available from Participating Lenders. ILSI shall cooperate with FMN in this effort.

         2.4 Packaging, Funding and Closing. FMN shall operate initially under this Agreement as a loan correspondent with warehouse lines of credit available for loan funding. In that capacity, FMN shall provide the following services with respect to ILSI Loans:

         (a) Packaging.  FMN shall package, process, and underwrite ILSI Loans.

         (b) Funding. FMN shall use its own funding sources to close and fund ILSI Loans in FMN's name as original payee/mortgagee. FMN shall immediately sell closed loans to the Participating Lender for whom it has acted as correspondent in the transaction, and which has committed to purchase such loan. For all ILSI Loans which will be funded and closed by FMN, FMN shall disclose to the borrower prior to the borrower's binding commitment for the loan (or at an earlier time, as required by law and in the mutual judgment of ILSI and FMN) the name of the Participating Lender to whom the loan is being sold.

         (c) Closing. FMN shall coordinate and perform or arrange for the closing of ILSI Loans, and where appropriate, the placement of loan funds in escrow pending closing and/or sale.

         (d) Selling. ILSI Loans closed and funded in FMN's name shall be sold by FMN to the appropriate Participating Lender. FMN will be responsible for coordinating the sale, collecting the proceeds, and other tasks involved in the sale. Nothing in this Agreement may be construed to preclude ILSI from processing, closing and funding mortgage loans in its own name in the future, as a correspondent lender or as an originator or broker of loans for wholesale lenders, but such activities will not relieve ILSI of its obligations under this Agreement. ILSI agrees not to engage in processing, closing and funding mortgage loans in its own name to the extent that its doing so shall have the effect of decreasing the number of ILSI Loans then being transmitted to FMN for processing under this Agreement, in accordance with FMN's then-current capacity for processing. Furthermore, ILSI agrees to provide to FMN six (6) months' written notice of its intention to act as a lender, originator or processor of loans for other lenders, including wholesale lenders. Following its receipt of such notice, FMN shall be relieved of the restrictions applicable to it in Section 5.1.

         2.5 Facilities. FMN shall provide the following facilities to ILSI in connection with ILSI Loans:

         (a) FMN CLOser(R) System. FMN shall install the FMN CLOser(R) in ILSI offices and on its computer networks and shall train ILSI personnel in ILSI offices in its use. FMN CLOser(R) is FMN's proprietary loan origination, pricing, locking, pipeline management and status reporting system. As used in this Agreement, FMN CLOser(R) includes interfaces with automated underwriting and credit evaluation functions and integration with FMN's Internet site. During the term of this Agreement, ILSI will have a royalty-free worldwide license to use FMN CLOser(R) in connection with the origination and processing of ILSI Loans under the terms of this Agreement and in connection with any other loans for which FMN receives compensation as described in Article IV. This licensed use of FMN CLOser(R) by ILSI shall not apply to any loans processed, closed and funded by ILSI without the participation and compensation of FMN as described in
Section 2.4(d), or other compensation arrangement agreed upon by the parties.

         (b) Engineering and Other Resources. FMN shall coordinate all tasks related to the integration of the FMN systems, including CLOser(R), with the Website. FMN will dedicate a minimum of one full-time person to this effort. FMN shall further provide such additional staff as are needed from time to time to work with ILSI as quickly and efficiently as reasonably possible to achieve the development and operational objectives agreed to by the parties. The parties shall work together to determine the tasks to be performed, the staffing needed and the timing of completion of the tasks.

         (c) Security. FMN shall achieve ICSA E-Commerce security standards on all data transmissions involving ILSI Loans by July 1, 1998 and shall maintain such standards on such transmissions at all times.

         (d) Commitment to OFX. FMN shall work with ILSI to build its services within OFX guidelines.

                                   ARTICLE III
                            OPERATIONS AND STANDARDS

         3.1 Timing. The parties shall work together to begin offering ILSI Loans under the terms of this Agreement by July 15, 1998 or as soon thereafter as practicable, at which point the technical integration of the parties' electronic and automated systems shall be partially integrated, and a minimum of three (3) Participating Lenders shall have agreed to offer ILSI loans on the Website (the "Preliminary Launch"). By October 15, 1998, the parties shall have completed, or nearly completed, the technical integration of the electronic and automated systems, and a minimum of four (4) Participating Lenders shall have agreed to offer loans on the Website (the "Launch").

         3.2 Volume Planning. The following are the capacity plans for the first four (4) months of funding ILSI Loans after the Preliminary Launch:

         (a)      By the end of **

         (b)      By the end of **

         (c)      By the end of **

         (d)      By the end of **

         For each calendar month after the month in which the Preliminary Launch occurs, the parties shall establish a monthly funding capacity. If the parties cannot reasonably agree on the funding capacity, FMN shall establish the funding capacity, which shall be stated in terms of loans to be funded per month. If the capacity level is inadequate to meet customer demand for mortgage loan services and ILSI gives FMN fifteen (15) days' written notice of a request for increased capacity, FMN shall have thirty (30) days to agree to create the additional capacity, and a reasonable period of time thereafter to put the additional capacity in place.

         If FMN declines to increase capacity following ILSI's written request, ILSI reserves the right to obtain loan processing services from other sources without loss of the benefits to ILSI of the exclusivity provisions in Section 5.1.

         While the benefits to ILSI of the exclusivity provisions of Section 5.1 remain in place, FMN shall have the exclusive right to provide processing and related services and facilities as described in this Agreement, for all ILSI Loans, until such time as FMN is operating at 100% of its production capacity.

            ** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the commission.
                                       8

FMN's production capacity shall not be deemed to have reached 100% at any time that FMN is achieving the conversion ratios described in Section 3.4 and the closed loan schedules as described in Section 3.5(c).

         In the event that FMN declines to increase production capacity following ILSI's written request within the time periods specified above, FMN may thereafter increase capacity in response to the ILSI request, and shall give ILSI six (6) months' notice of its intention to do so.

         3.3 Initial Participating Lenders. As stated above, ILSI shall enter into agreements with a minimum of three (3) lenders to become Participating Lenders by the time of the Preliminary Launch and four (4) Participating Lenders by the time of the Launch. ILSI shall select such Participating Lenders in consultation with FMN based upon competitive pricing and attractive correspondent programs offered by such lenders. The Participating Lenders will provide correspondent and/or wholesale pricing to ILSI and FMN. In cases where correspondent relationships are established, FMN agrees to maintain correspondent approval from all Participating Lenders. ILSI agrees to make all necessary agreements with the Participating Lenders to effectuate the purposes of this Agreement.

         3.4 Conversion Ratios. The parties agree to the following minimum performance standards for FMN.

         (a) FMN shall meet the following conversion ratios for ILSI Loans from the indicated stage or category, to a closed and funded loan:

                  (i)   ** Stage **

                  (ii)  ** Stage **

                  (iii) ** Stage (assuming prospective borrower submits a fee or credit card deposit with the application. )**

                  (iv) ** Stage (assuming prospective borrower does not submits a fee or credit card deposit with the application).**


         (b) The above ratios will be reviewed by the parties after six (6) months following the Launch (or such other time periods determined by the parties). The parties may adjust such ratios, but the blended average of the ratios as adjusted shall provide a combined conversion ratio that is substantially equivalent to the above ratios. In no event shall the conversion ratios achieved by FMN fall below the highest conversion rate on a blended average basis, offered by the top two lenders participating on the Website, including the QuickenMortgage charter lenders as well as Participating Lenders as defined in this Agreement.

         (c) If FMN does not achieve the agreed-upon conversion ratios for three
(3) consecutive months (based upon a blended average of the categories), then, upon written notice from ILSI, FMN shall have ninety (90) days to cure the shortfall. Cure shall be effected by FMN's achieving the blended average conversion ratios during the ninety (90) day cure period. If the shortfall continues after the end of the cure period, ILSI shall have the right to terminate this Agreement in accordance with Article VIII below.


            ** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the commission.

         Notwithstanding the foregoing, if FMN does not achieve at least 50% of the agreed-upon conversion ratios for two (2) consecutive months, ILSI will provide written notice of this fact to FMN, and FMN shall have only sixty (60) days to cure the shortfall. The cure shall be effected in the manner described immediately above, except that the cure period shall be reduced to 60 days. If the shortfall continues after the end of the sixty (60) day cure period, ILSI shall have the right to terminate this Agreement as provided herein.

         3.5 Service Levels. The parties shall cooperate with each other to perform the following customer services:

                  (a) Customer Survey. The parties shall design a mutually acceptable customer survey and establish minimum goals for customer satisfaction. FMN shall transmit the survey to all borrowers at the time of closing of ILSI Loans. The parties will develop and implement process improvements to address instances of failure to meet customer satisfaction goals.

                  (b) Quality Control Standards. The parties shall cooperate with each other to develop mutually acceptable quality control standards for ILSI Loans, which the parties shall work together to maintain. The parties will develop and implement process improvements to address instances of failure to meet minimum quality control standards.

                  (c) Amount of Time to Close Loans. FMN shall monitor the processing of ILSI Loans to achieve and maintain an average amount of time between application (Short Application or Enhanced Application) and loan closing, not to exceed the average time to closing for loans funded by the three fastest-closing lenders on the Website which information shall be provided to FMN by ILSI.

                  (d) Customer Service Commitment. ILSI and FMN agree that excellent customer service represents one of the foundations for building a successful business and is a consideration for this Agreement.
To that end, the parties agree to the following customer service standards:

         FMN shall deliver customer service performance at least equal to the service level standards delivered by the average of the two lenders on the Website determined to have the highest customer service levels (defined as lowest ratio of complaints to applications) ("High Service Standard"). The two lenders whose customer service levels are averaged to determine the High Service Standard shall be selected from among the four lenders on the Website with the highest application volume. The High Service Standard will be measured monthly, and will be determined by the ratio of customer complaints received (and found in ILSI's reasonable judgement to result from lender actions) regarding a specific lender to the total applications taken by that lender during the month.

         If FMN's customer service fails to meet the High Service Standard for two (2) consecutive months, then upon written notice from ILSI, FMN shall take reasonable measures to improve service levels within 15 days and shall cure the cause(s) of its failure to meet the High Service Standard within an additional 45 days; provided however, that if ILSI identifies a pattern of material problems resulting from FMN conduct, which problems have resulted in specific instances of customer complaints, then upon written notice from ILSI, FMN shall take reasonable measures to improve service levels within 15 days and shall cure the underlying problems within 45 days.

         If the service shortfall is not cured during the cure period, then, notwithstanding any other term of this Agreement to the contrary, ILSI shall have the right to terminate this Agreement in accordance with Article VIII of this agreement.

         For purposes of this section a problem shall not be deemed to be material if the specific events complained of occur in fewer than 2% of loan applications taken by FMN. The provisions of this Section 3.5(d) shall not apply during any period where actual loan volume exceeds the capacity levels established and agreed to by the parties, as described in Section 3.2.

         3.6 Management Commitment. Prior to the Preliminary Launch, ILSI and FMN shall each employ or identify one managerial employee or officer to act as a liaison between FMN and ILSI to assist with effectuating the goals of this Agreement.

                                   ARTICLE IV
                                  COMPENSATION

         4.1 Federal and State Law. The compensation structure set forth below reflects the intent of the parties but is subject to change, by mutual agreement of the parties, to comply with applicable federal and state laws and regulations.

         4.2 Fees for FMN Services and Facilities. ILSI shall compensate FMN for loan origination, loan, processing services, and related services and facilities comtemplated by this Agreement based on the following schedule and formulae for each closed ILSI Loan. The fee structure described in this section is illustrative on only and is based on a loan in the principal amount of **. It is acknowledged by the parties that the compensation to be earned by ILSI with respect to any particular loan(s) approximates by does not exceed net orgination revenue to ILSI for loans originated via the Website and processed to closing without the participation of FMN.

         FMN's compensation shall consist of a combination of cash paid for loan orgination services by either ILSI or the Participating Lender purchasing the loan, and the secondary market profit or margin received by FMN upon sale of the loan to the Participating Lender.

      For example:             Inquiry       Prequalification       Short Application
                               -------       ----------------       -----------------
Total Fees to FMN/ILSI
Standard Correspondent
Fee to Lender                    **                 **                      **


Total Loan Origination
Fees                             **                 **                      **


Rebate to Borrower               **                 **                      **

Net Orgination Fees
Payable by Borrower              **                 **                      **

Breakdown of Origination Fee
Portion to ILSI                  **                 **                      **
Portion to Lender via FMN        **                 **                      **
Portion to FMN                   **                 **                      **

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the commission.

         4.3 Competitive Pricing Index. On a monthly basis the parties shall generate a pricing index ("Index") for the following three (3) base loan products: (i) thirty (30)-year conforming fixed rate loans, (ii) fifteen
(15)-year conforming fixed rate loans, and (iii) one (1)-year ARM loans. The initial Index will consist of either the rates of lenders from competitive websites, as set forth on Appendix A to this Agreement, or will be based on other mutually agreed-upon standards.

         4.4 Retail Pricing. FMN shall recommend retail pricing on a daily basis by loan product that at least matches or improves upon the Index, and the parties shall review the pricing on a monthly basis. Final retail pricing posted on the Website shall be subject to ILSI's approval. For loan products other than the three (3) base loan products described in Section 4.3, the same spread between correspondent pricing based on the Index and retail pricing will be maintained.

         4.5 Fee Reduction. If it is determined that total loan origination fees based on the illustrative example in Section 4.2 do not allow ILSI and FMN to compete effectively in the market (i.e., to match or improve upon the Index pricing level), ILSI and FMN will reduce their fees in amounts corresponding to the proportional share of each in the total fees described in the example in
Section 4.2, to remain competitive.

         4.6 Margin Improvement From Increased Loan Orgination Revenue. If FMN negotiates correspondent pricing from Participating Lenders such that the difference between that figure and the Index is greater than **, FMN will be entitled to keep the first ** of incremental revenue in each loan type category derived from such improved pricing. Incremental additional revenue increases over ** will be shared, such that the next ** in incremental revenue shall be split equally between FMN and ILSI. If incremental revenue of more than ** is achieved on any loan type, such revenue shall be allocate ** to borrowers (to be used for price reductions or special promotion, offers, which may be offered to individual borrowers as a group) ** to FMN, and ** to ILSI. Until such time as ILSI no longer wishes to obtain such reports, FMN will provide weekly price summaries to ILSI containing details of the correspondent pricing available and the retail pricing to borrowers, indicating the spreads, by loan product.

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

         4.7 Margin Improvement From Reduced Costs. FMN and ILSI will use their best efforts, individually and jointly, to achieve cost reductions related to the processing of ILSI Loans; the parties will share any expenses incurred by either of them in achieving these reductions, provided that such expenses have been agreed upon in advance. Examples of projects resulting in cost reductions include: adding additional functionality in Website point-of-sale; making ongoing investments in technology and productivity tools; adding additional interfaces to third party service providers; and general and administrative cost reduction projects. The parties will plan, project, and monitor cost savings anticipated from cost reduction projects. Cost savings achieved as a result of these efforts will be quantified and allocated as follows ** to the borrower (to be used for price reductions or special promotional offers to borrowers individually or consummers as a group) ** to ILSI by reducing the fee paid to FMN ** of the specified saving, and ** to FMN in the form of annual reduced costs.

         The initial cost-per-loan levels are the targets below, and set forth in detail on Appendix D hereto, which savings will be shared according to the formula described above.

Inquiry                            **
Prequalification                   **
Short Application                  **

         4.8 Cost Review. On April 15, 1999, the parties shall review the actual costs incurred by them individually and jointly for operation during the previous six (6) months, with a view to adjusting the above the formulas to reflect the actual costs incurred while maintaining the margin objectives of the parties. ILSI and FMN each commit to working to reduce costs throughout the loan process and sharing cost-saving data with each other. ILSI shall have access to FMN's books and records to determine what cost savings, if any, have been achieved; ILSI may appoint, at its expense, an auditor to review the books and records of FMN to the extent they relate to ILSI. Initial cost-reduction projects are set forth on Appendix B attached hereto.

                                    ARTICLE V
                                   EXCLUSIVITY

         5.1 Multi-Lender Mortgage Sites. For so long as subsections (a) and (b) of this Section 5.1 are in effect,** Notwithstanding the foregoing, this Section
5.1 shall not restrict FMN from providing services to companies and Internet sites that use the technology platforms that have been licensed from those identified on Attachment C (as that Attachment may be amended), if FMN's services consist of standard linkages and are limited to transmissions of loan dat from such companies and Internet sites to FMN and/or the transmission of pricing information **.

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the commission.

                  (a) Processing Services. Provided that FMN is not in breach of any of its material obligations under this Agreement, ILSI shall use FMN as the sole outsource provider of loan processing services for ILSI Loans.

                  (b) Minimum Loan Business. Provided that FMN is not in breach of any of its material obligations under this Agreement, during the first six
(6) months of 1999 ILSI shall transmit to FMN for processing and funding at least ** Loans. Thereafter, the number of ILSI Loans transmitted to FMN will increase in each subsequent six (6) month period by at least ** until an aggregate to ** Loans are processed and funded by FMN for the six (6) month period from July 1, 2001 to December 31, 2001. After the year 2001, provided FMN is not in breach of its material obligations under this Agreement, ILSI must transmit to FMN for processing and funding at least ** ILSI Loans during each six (6) month period in order for the exclusivity provision of this Section 5.1 to remain in effect. The foregoing minimum requirements for transmission of ILSI Loans to FMN will not be in effect for any six (6) month period during which FMN does not meet the conversion ratios specified in Section 4.9 **.

         5.2 Subprime Services. Subprime services are not subject to the exclusivity provisions of this Agreement. Nothing in this Agreement shall be construed as preventing FMN from providing services of any kind in support of the origination of subprime loans on the Internet, provided, however, that FMN will give ILSI 10 days notice of its intention to offer such services, followed by a reasonable period, not to exceed 10 days, in which ILSI may notify FMN of its desire to participate with FMN in the offering of such services on a joint basis to be determined by the parties. If ILSI notifies FMN of its desire to jointly offer subprime activities or services, the parties agree to negotiate with each other in good faith to implement such activities or services within a period not longer than 30 days, unless extended by mutual consent.

         5.3 FMN Lending Services. FMN may offer single lender-branded mortgage banking services directly to consumers over the Internet, in the name of its AFI division or in the name of any other lender wholly owned by FMN ("Single Lender Private Label").

         5.4 Single Lender Outsource Services. The parties acknowledge that they are both presently offering private label solutions for single lenders and that this Agreement does not prohibit either of them from continuing to do so.

         5.5 Joint Multi-Lender Services. FMN and ILSI shall cooperate with each other to jointly offer multi-lender mortgage banking services to third parties ("Multi-Lender Private Label"), provided that:

                  (a) ILSI continues to use FMN to provide loan processing services and related facilities for processing ILSI Loans;

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

                  (b) The third party has not explicitly requested to work with only FMN or ILSI and there is no pre-existing relationship between the third party and either FMN or ILSI; and

                  (c) ILSI's relationship with GHR Systems, the lenders on the Website, or any other person with whom ILSI has a contractual relationship does not prevent such an arrangement.

         The parties shall share any profits of such joint offering of Multi-Lender Private Label operations in accordance with their interests in the venture. Costs of the joint venture shall be allocated in accordance with the parties interests.

         5.6 Fannie Mae and Freddie Mac LP Transferable AU Decisions for Brokers. If, on or before December 31, 1998, FMN offers to brokers in a commercial setting a service that would allow brokers to electronically obain an automated underwriting ("AU") score for a particular borrower, using FMN's seller-servicer status with Fannie Mae and/or Freddie Mac, and such service provides a technical and organizational mechanism for the broker to transfer and transmit such score electronically to different lenders **.

          5.7 Right to Fund Non-Exclusive. The processing and funding of ILSI Loans by FMN does not limit ILSI's present or future ability to act as a mortgage banker, loan correspondent, loan broker to wholesale lenders, or in any other similar capacity during the term of this Agreement, with respect to loans in which FMN has no involvement, provided that ILSI meets its obligations under this Agreement, and provided further that ILSI shall give FMN six (6) months' advance written notice of its intentions to carry out any of these functions. FMN shall be relieved of any exclusivity restrictions imposed upon it by Section
5.1 upon receipt of notice from ILSI of its intention to perform the activities described in this section.

                                   ARTICLE VI
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         6.1 Representations and Warranties of FMN. FMN represents and warrants that the following is true and correct and shall remain true and correct during the Term:

                  (a) Authority. FMN is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to transact any and all business contemplated by this Agreement and it possesses all requisite authority, power, licenses, permits and franchises to conduct its business as presently conducted. Its execution, delivery and compliance with its obligations under the terms of this Agreement are not prohibited or restricted by any government agency. FMN has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

                  (b) Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance of its obligations hereunder by FMN will not (i) conflict with or violate (A) FMN's Certificate of Incorporation or By-laws, or (B) any provision of any law or regulation or any decree, demand or order to which FMN is subject, or (ii) conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which FMN is a party or by which it is bound or any order or decree applicable to FMN or result in the creation or imposition of any lien on any of its assets or property.

                  (c) Licenses and Consents. FMN has obtained all necessary or required governmental licenses, permits, approvals, and consents for the transactions contemplated by this Agreement. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by FMN of or compliance by FMN with this Agreement, or if required, such approval has been obtained or will be obtained prior to the date of this Agreement.

                  (d) Legal Action Against FMN. There is no claim, action, suit, proceeding or investigation pending or, to the best of FMN's knowledge, threatened against FMN or against any of its principal officers, directors or key employees, which, either in any one instance or in the aggregate, may result in any adverse change in the business, operations, financial condition, properties or assets of FMN, or in any impairment of the right or ability of FMN to carry on its business substantially as now conducted through its existing management group, or in any material liability on the part of FMN, or which would draw into question the validity of this Agreement or any of the other instruments, documents or agreements entered into by FMN in connection with this Agreement, or of any action taken or to be taken in connection with the obligations of FMN contemplated therein, or which would be likely to impair the ability of FMN to perform the terms of this Agreement.

                  (e) Binding on FMN; Enforceability. This Agreement, assuming due authorization, execution and delivery hereof, and all the obligations of FMN hereunder, constitute the valid and binding obligations of FMN, enforceable against FMN in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                  (f) Compliance With Laws. FMN has complied and will continue to comply with all applicable federal and state laws and regulations in its business operations, in the loan origination activities proposed to be conducted, and in the performance of this Agreement. In particular, FMN represents and warrants that its loan origination, processing and underwriting systems, including, without limitation, the FMN CLOser(R), comply with applicable state and federal laws and regulations, including, without limitation, the Fair Housing Act, Truth-in-Lending Act, and ECOA. FMN will not seek to hold ILSI liable in any action prosecuted against FMN by a borrower, government agency, or other party which alleges non-compliance with the laws applicable to originators of mortgage loans, provided that neither the bad faith or wilful misconduct of ILSI materially contributed to the circumstances giving rise to the claim against FMN. FMN will maintain errors and omissions insurance, fidelity bonds and similar financial instruments designed to protect those with whom it deals in the origination of mortgage loans, in commercially reasonable amounts, and to provide evidence of such instruments to ILSI upon request. ILSI will be a named or additional insured in such policies and instruments. The types and amounts of insurance, bonds and other financial instruments maintained by FMN will be subject to approval and upward revision by ILSI in its reasonable discretion, as the volume of FMN activity subject to this Agreement increases.

         FMN represents on behalf of its officers, directors, and key employees that none of these individuals are currently in violation of any federal, state or other law or regulation applicable to them in their professional capacities as mortgage bankers, mortgage brokers, or any other regulated field or occupation, except as disclosed to ILSI in writing in connection with this Agreement, and that there is no pending legal, administrative or similar action pending against any of them that would affect their ability to perform their obligations to FMN or to the Participating Lenders, or to ILSI hereunder.

         6.2 Representations and Warranties of ILSI. ILSI represents and warrants that the following is true and correct and shall remain true and correct during the Term:

                  (a) Authority. ILSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to transact any and all business contemplated by this Agreement and it possesses all requisite authority, power, and material licenses, permits and franchises to conduct its business, and to execute, deliver and comply with its obligations under this Agreement. The execution of this Agreement and its delivery and the performance by ILSI of its obligations under this Agreement are not prohibited or restricted by any government agency. ILSI has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

                  (b) Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance of its obligations hereunder by ILSI will not (i) conflict with or violate (A) ILSI's Certificate of Incorporation or By-laws, or (B) any provision of any law or regulation or any decree, demand or order to which ILSI is subject, or (ii) conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which ILSI is a party or by which it is bound or any order or decree applicable to ILSI or result in the creation or imposition of any lien on any of its assets or property.

                  (c) Licenses and Consents. ILSI, in connection with performance of its duties under this agreement, has obtained or will obtain all necessary or required governmental licenses and consents requisite for the transactions contemplated by this Agreement. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by ILSI of or compliance by ILSI with this Agreement, or if required, such approval has been obtained prior to the date of this Agreement.

                  (d) Legal Action Against ILSI. There is no claim, action, suit, proceeding or investigation pending or, to the best of ILSI's knowledge, threatened against ILSI, which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of ILSI, or in any material impairment of the right or ability of ILSI to carry on its business substantially as now conducted, or in any material liability on the part of ILSI, or which would draw into question the validity of this Agreement, or any of the other instruments, documents or agreements entered into by ILSI in connection with this Agreement, or of any action taken or to be taken in connection with the obligations of ILSI contemplated therein, or which would be likely to impair materially the ability of ILSI to perform under the terms of this Agreement.

                  (e) Binding on ILSI; Enforceability. This Agreement, assuming due authorization, execution and delivery hereof, and all the obligations of ILSI hereunder, constitute the valid and binding obligations of ILSI, enforceable against ILSI in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                  (f) Compliance With Laws. ILSI has complied and will continue to comply with all applicable federal and state laws and regulations in its business operations, in the operation of the Website, and in the performance of this Agreement.

         6.3      Covenants.

                  (a) Compliance with Laws. FMN and ILSI covenant to each other that they will comply with all applicable federal and state laws and regulations in performing their respective obligations under this Agreement. Any successful challenge of any particular provision of this Agreement, including the compensation provisions, by any governmental authority, will, at the option of either party hereto, constitute sufficient cause for termination of this Agreement if the Agreement and its purposes cannot be reasonably effectuated without the challenged provision or term.

                  (b) Continuing Obligations of the Parties. The parties shall cooperate with each other in the performance of this Agreement until the termination hereof. Neither party shall take any action or refrain from taking any action which would jeopardize or compromise the performance of the Website or FMN's systems or which would hinder the performance by the parties of their respective services to the Participating Lenders and to their customers. Each party shall promptly forward to the other all notices, claims, letters, documents and other information received by such party which are relevant to the performance of this Agreement. The parties shall provide to each other all information and documentation regarding their respective products and services which are necessary or relevant to the performance of the transactions contemplated by this Agreement.

                  (c) FMN's Books and Records. FMN shall make all material books and records pertaining to the services and facilities provided under this Agreement, including without limitation, records and reports on Inquiries, Prequalifications, Short Applications and Enhanced Applications that are initiated through the Website and any other services and facilities provided to ILSI, available for inspection at FMN's offices or any other mutually convenient location upon five (5) days prior notice by ILSI.

                  (d) Further Assurances. At any time, and from time to time after the execution of this Agreement, upon the reasonable request of a party hereto, and at the expense of such party, the other party shall do, execute, acknowledge and deliver, and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in order to enable the parties to perform their respective obligations hereunder and carry out the terms of this Agreement.


                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1. General Indemnification by ILSI. ILSI shall indemnify FMN and any directors, officers, employees or agents of FMN (collectively, "FMN Indemnified Parties") and hold each of them harmless from and against any and all claims, losses, damage, penalties, fines, forfeitures, reasonable legal fees and expenses (including attorneys' fees) and related costs, expenses of litigation, judgments, and any other costs, fees and expenses (each, a "Liability" and collectively "Liabilities") that were caused by or resulted from a breach of any of ILSI's representations, warranties, covenants and agreements contained in this Agreement or by ILSI's willful misfeasance, bad faith or gross negligence in the performance of or failure to perform as provided in this Agreement.

         7.2. General Indemnification by FMN. FMN shall indemnify ILSI and any directors, officers, employees or agents of ILSI (collectively, "ILSI Indemnified Parties") and hold each of them harmless from and against any and all Liabilities that were caused by or resulted from a breach of any of FMN's representations, warranties, covenants and agreements contained in this Agreement or by FMN's willful misfeasance, bad faith or gross negligence in the performance of or failure to perform as provided in this Agreement. Further, FMN shall indemnify the ILSI Indemnified Parties for losses, damages or Liabilities resulting from FMN's failure to adhere to commercially reasonable standards and any applicable canons of ethics in the origination, processing or funding of mortgage loans. The indemnification based on the professional conduct of FMN shall not be limited to willful acts, bad faith or gross negligence.

         7.3 Survival of Indemnifications. FMN's and ILSI's respective obligations to indemnify any ILSI Indemnified Party or any FMN Indemnified Party will survive the expiration or termination of this Agreement by either party for any reason.

         7.4 Notice of Claims. Each party shall promptly notify the other in writing of any and all litigation and claims known to such party made against it or the other party in connection with this Agreement.

                                  ARTICLE VIII
                              TERM AND TERMINATION

         8.1 Term. This Agreement shall remain in effect through June 25, 2004 (the date of termination of a certain agreement between Intuit Inc. and Excite (the "Intuit/Excite Agreement"). Thereafter, if the Intuit/Excite Agreement is extended, this Agreement shall be automatically extended for an additional three
(3) years after the end of the initial term. The initial term and any renewal term of this Agreement shall be collectively referred to as the "Term."

         8.2 Termination. This Agreement may be terminated by written notice of either party prior to the end of the Term due to one of the following Events of Default, after giving the defaulting party the applicable notice and opportunity to cure set forth below:

         (a) Breach of the Agreement. If a party breaches a material term or condition of this Agreement, the non-defaulting party must give the defaulting party written notice of the breach. If the breach is of a monetary nature, the defaulting party will have five (5) business days to cure the default. Otherwise, the defaulting party will have thirty (30) days to cure the default. The non-defaulting party may terminate this Agreement at the expiration of the applicable cure period if the breach is not cured within the given cure period.

         (b) Change in Control. If FMN merges with, or is acquired by, a third party, and, in the reasonable opinion of ILSI, such change in control materially adversely affects FMN's ability to perform under this Agreement, then ILSI may terminate this Agreement after giving three (3), months' prior written notice. This provision shall specifically exclude mergers in which FMN is the surviving entity.

         (c) Change in Financial Condition. If FMN undergoes a material change in financial condition such that it is unable to meet its obligations under this Agreement, ILSI may terminate this Agreement if, after giving FMN written notice and a 15-day opportunity to cure, FMN's financial condition has not been restored to the extent that it can perform its obligations hereunder; provided, however, that if the adverse change in FMN's financial condition results in FMN's failure to fund loans as and when scheduled for three (3) consecutive days, ILSI may thereafter immediately terminate this Agreement and at its option, seek alternative funding for the affected loans.

         (d) Performance. If FMN does not meet its minimum requirements for closing ILSI Loans as set forth in Section 3.4 of this Agreement, ILSI shall notify FMN in writing of the shortfall. FMN shall have ninety (90) days after notice to cure the shortfall. If FMN has failed to cure the shortfall during that period, then ILSI may terminate this Agreement after six (6) months' prior written notice.

         (e) Insufficient Volume. If ILSI does not achieve eighty percent (80%) of capacity levels set forth in Section 3.2 for three (3) consecutive months, FMN shall notify ILSI in writing of the shortfall. ILSI shall have ninety (90) days after notice to cure the shortfall. If ILSI has failed to cure the shortfall during that period, and for six (6) consecutive months thereafter, then FMN may terminate this Agreement after giving six (6) months' prior written notice.

         (f) Bankruptcy. In the event of the occurrence of any of the following events, the non-defaulting party may terminate this Agreement immediately upon giving prior written notice to the defaulting party:

                  (i) the commencement of any bankruptcy, insolvency, reorganization, dissolution, liquidation of debt, receivership or conservatorship proceeding or other similar proceeding under federal or state bankruptcy, debtors relief, bank regulatory or other law by or against either party; or

                  (ii) the appointment of a receiver, conservator, trustee or similar officer to take charge of, a substantial part of the property of either party.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Notices. Any written notice required or permitted to be given to the parties hereunder shall be addressed as follows:

         If to ILSI:       Intuit Lender Services, Inc.
                           2535 Garcia Avenue
                           Mountain View, CA 94043
                           Tel: (619) 784-1214
                           Fax: (619) 784-1244
                           Attention:  Carl Reese, President
                           Carl_Reese@intuit.com

                  with a copy to:

                           Andrea Lee Negroni, Esq.
                           Negroni & Winston PLLC
                           1156 Fifteenth Street, N.W.
                           Suite 1105
                           Washington, D.C. 20005
                           Tel:  202-887-1610
                           Fax: 202-887-1902
                           Lee_Negroni@loanlaw.com

         If to FMN:        Seth Werner, Chairman
                           First Mortgage Network, Inc.
                           8751 Broward Blvd
                           Plantation, FL 33324
                           Tel: (954) 452-0000
                           Fax: (954) 472-0800
                           E-mail address _________
                  with a copy to:

                           Luke Sadler, Esq.
                           Foley & Lardner
                           200 Laura St.
                           Jacksonville, FL 32202
                           Tel: (904) 359-2000
                           Fax: (904) 359-8700
                           Lsadler@foleylaw.com

         All notices shall be in writing and delivered in person or shall be sent by registered or certified mail, return receipt requested, and shall be deemed effective, three days after the same is mailed as provided above with postage prepaid. Notice sent by any other method shall be effective only upon actual receipt.

         9.2 Assignment; Contracting. This Agreement shall not be assignable in whole or in part by ILSI or FMN without the other party's prior written consent, and any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.3 Change of Control or Ownership. FMN will not, during the term of this Agreement as it may extended, cause or authorized, or obligate itself to cause or authorize, any Reorganization (defined below) with any entity **. A Reorganization shall mean any capital reorganization of the Common Stock, or a merger or consolidation of the Company with or into another corporation, unless FMN shall be the surviving corporation, or the sale of all or substantially all of FMN's capital stock or assets to any other person or entity, or any other form of business combination or reorganization in which control of FMN is transferred. "Control" shall be deemed to have been transferred in a transaction or series of transactions in which any person, or group of related persons, shall have acquired beneficial ownership of more than 25% of the capital stock of FMN (assuming all rights, options, warrants or convertible or exchangeable securities entitling the holders thereof to subscribe for or purchase or otherwise acquire shares of capital stock have been fully exercised or converted)or of substantially all of the assets of FMN.

         9.4 Waiver. No term or provision hereof will be deemed waived, and no variation of terms or provisions hereof shall be deemed consented to, unless such waiver or consent shall be in writing and signed by the party against whom such waiver or consent is sought to be enforced. Any delay, waiver or omission by ILSI or FMN to exercise any right or power arising from any breach or default of the other party in any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by ILSI or FMN of any subsequent breach or default of the same or other terms, provisions or covenants on the part of either party.

         9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, without respect to its conflicts of law principles.

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

         9.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, except where expressly noted herein, and all prior negotiations, agreements and understandings, whether oral or written, are superseded or canceled hereby.

         9.7 Modification. This Agreement may not be amended or modified except in a written document signed by both parties.

         9.8 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, this Agreement shall be construed as if not containing that provision, and the rest of the Agreement shall remain in full force and effect, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

         9.9 Independent Contractor. FMN, in performance of this Agreement, is acting as an independent contractor, is not the partner, joint venturer or agent of ILSI and has no authority to act on behalf of ILSI except as necessary or desirable to carry out FMN's obligations under this Agreement. The parties shall each be responsible for payment of their respective taxes and assessments incurred in connection with performance of this Agreement. Neither party's employees are eligible for employee benefits of the other party.

         9.10 Confidentiality. Each party agrees to keep all information related to the other party confidential, as provided in the Non-Disclosure Agreement dated April 29, 1998. The parties further agree that the business strategy, marketing plans and product specifications of either party disclosed in connection with this transaction, as well as the terms of this Agreement, are confidential and shall not be used by the other party or disclosed by such other party to third parties unless such information is (i) required to effect the transactions contemplated herein, (ii) in the public domain or already in the possession of a party prior to the disclosure to it by the other party (including information received lawfully from third parties without an obligation of confidentiality); or (iii) required by law or regulation to be disclosed.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed and delivered by its duly authorized officer as of the date first written above.


                          INTUIT LENDER SERVICES, INC.



                          By /s/ Mark Gains
                          ---------------------------------

                          Name Mark Gains
                          ---------------------------------

                          Title Sr Vice President
                          ---------------------------------


                          FIRST MORTGAGE NETWORK, INC.



                          By /s/ Seth Werner
                          ---------------------------------

                          Name Seth Werner
                          ---------------------------------

                          Title Chairman & CEO
                          ---------------------------------

APPENDIX A
----------

                           Index of Rates of Lenders

         The initial Index shall consist of the following:  **


** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

APPENDIX B
----------

INITIAL COST-REDUCTION PROJECTS


1. Automated underwriting/automated document transmission systems.

2. Pulling single in-file credit reports.

3. Automated provision of documents/information from consumer.

4. Automated transfer of data from Quicken(R), TurboTax(R) and other sources.

5. Using Brightware for automated e-mail responses.

                                   APPENDIX C
                                   ----------

                                       **


Date of this Appendix: **


              Site                           Company


1.            **                               **
2.            **                               **
3.            **                               **
4.            **                               **
5.            **                               **
6.            **                               **
7.            **                               **
8.            **                               **

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

                                   APPENDIX D
                                   ----------

Roll-Up                      Inquiry     Prequalification    Short Application
-------                      -------     ----------------    -----------------

Total Origination Expense    **              **                  **

Total Processing Expense     **              **                  **

Total Underwriting Expense   **              **                  **

Total Closing Expense        **              **                  **

General & Administrative     **              **                  **

Total Secondary Expense      **              **                  **

Total Expense Per Loan       **              **                  **

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.